Exhibit 10.2

PROPOSED ACTIVITY AGREEMENT
Notwithstanding paragraph 3 of schedule 6 of the agreement for the sale and purchase of shares in Euro Car Parts Holdings Limited (“Agreement”) between Draco Limited ("Seller"), LKQ Euro Limited ("Buyer") and LKQ Corporation ("Guarantor") dated October 3, 2011, Seller, Buyer and Guarantor agree as follows notwithstanding any term to the contrary set forth in schedules 6 and 7 of the Agreement:
Recital
In the light of its anticipated expansion in Europe and further acquisition and branch expansion plans in the United Kingdom, Buyer intends to make further changes to the Business Plan and to adjust ECP management priorities during the course of 2013.
Agreement

1.
Effective as of completion of an acquisition by LKQ Corporation or its affiliate of a business in Europe prior to July 1, 2013 ("Long-Stop Date") for consideration in excess of EUR 100 million (the "Condition"):

(a)	Buyer shall not be bound by any obligation under schedule 6 of the Agreement (other than paragraphs 1.1 and 1.2 of schedule 6);

(b)
solely for purposes of determining the amount of the Contingent Consideration payable by Buyer to Seller in relation to the 2013 EBITDA Target (but not to any other person or entity), the 2013 EBITDA shall be deemed to be the higher of the 2013 EBITDA and the 2013 EBITDA Target; and

(c)
each of Buyer and Guarantor shall jointly and severally indemnify each of Seller and Sukhpal Singh Ahluwalia ("SSA") and keep them indemnified in relation to any Losses suffered or incurred by them arising from or in connection with any claims by any Flowering Shareholder arising from or in connection with the entry into this Agreement, the release of Buyer from its obligations under schedule 6 without agreeing any adjustments to the 2013 EBITDA as envisaged by paragraph 3 of schedule 6 and/or any consent given by Seller or SSA to any matter which would otherwise constitute a breach by Buyer of schedule 6.

2.
For the avoidance of doubt, if the Condition is not satisfied by the Long-Stop Date, this Agreement shall cease to be of force and effect and schedule 6 of the Agreement shall continue to apply. The Buyer shall give written notice of the satisfaction of the Condition to the Seller.

3.	SSA shall be entitled to enforce the terms of this agreement in accordance with the Contracts (Rights of Third Parties) Act 1999.

4.
Except as set forth above, the terms of the Agreement shall remain unchanged and in full force and effect. Initially capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

7144777-2

5.
This Agreement shall be governed by and construed in accordance with English law and each of the parties submits to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Agreement.

This Agreement is executed by the parties as a deed on April 22nd, 2013
EXECUTED AS A DEED by         ) /s/ S SINGH
DRACO LIMITED        )

acting by        ) S Singh, as liquidator of Draco LTD
without any personal liability
in the presence of:
Witness signature: /s/ STEPHANIE IP
Witness name: Stephanie IP
Witness address: 43/45 La Motte Street, St Helier, Jersey, JE4 8SD
Witness occupation: Assistant Manager
EXECUTED AS A DEED by         ) /s/ JOHN QUINN
LKQ EURO LIMITED        )

acting by a director        ) Executive Vice President

in the presence of:
Witness signature: /s/ KARI KLOC
Witness name: Kari Kloc
Witness address: 500 W. Madison St., Ste. 2800, Chicago, IL 60661
Witness occupation: Assistant
EXECUTED AS A DEED by         ) /s/ ROB WAGMAN
LKQ CORPORATION        )

acting by:        ) President

Authorised signatory
Authorised signatory

7144777-2